NEWS RELEASE

Hastings Entertainment,
Inc.

CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 677-1422 www.gohastings.com

Hastings Entertainment, Inc. Amends Credit Facility
AMARILLO, Texas, March 1, 2006—Hastings Entertainment, Inc. (Nasdaq: HAST), a leading multimedia entertainment superstore retailer, today announced the execution of an amendment to its current secured revolving credit facility (the “Facility”) with Fleet Retail Group, LLC and CIT Group/Business Credit, Inc. “The amendment increases our credit line by $20 million to $100 million, lowers interest rates, and extends the maturity date from August 29, 2007 to August 29, 2011. All other terms and conditions are substantially the same, including the $10 million availability reserve,” commented Dan Crow, Vice President – Finance and Chief Financial Officer. “The amended Facility enhances our liquidity and operating flexibility. We believe the new Facility, together with internally generated funds, will be sufficient to fund our capital requirements, including new store growth, for the next five years,” said John H. Marmaduke, President and Chief Executive Officer.
Safe Harbor Statement
Certain written and oral statements set forth above or made by Hastings or with the approval of an authorized executive officer of the Company constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements which are not necessarily historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements regarding our future merchandise margins and our general guidance for fiscal year 2005, are forward-looking statements. Such statements are based upon Company management’s current estimates, assumptions and expectations, which are based on information available at the time of this disclosure, and are subject to a number of factors and uncertainties, including, but not limited to, our inability to attain such estimates, assumptions and expectations, a downturn in market conditions in any industry, including the current economic state of retailing (relating to the products we inventory, sell or rent) and the effects of or changes in economic conditions in the U.S. or the markets in which we operate. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
About Hastings
Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of books, music, software, periodicals, new and used DVDs, videos and video games with the rental of videos, DVDs and video games in a superstore format. We currently operate 153 superstores, averaging approximately 20,000 square feet, primarily in small to medium-sized markets throughout the United States.
We also operate www.gohastings.com, an e-commerce Internet Web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our Web site contains press releases, a link to request financial and other literature and access to filings with the Securities and Exchange Commission, which include officer certifications filed as exhibits to interim and annual filings.